Exhibit 10.2

STRICTLY CONFIDENTIAL

October 6, 2020

ATLANTA CBD INC

1039 Grant Street Building B Suite-24

Atlanta, GA 30315

Dear Floretts Gogo & Xavier Carter;

Pursuant to our recent discussions, we are pleased to confirm the arrangement under which Liberty Management Investments, LLC ("LMI") is engaged by ATLANTA CBD INC (collectively with its subsidiaries and affiliates, the ("Company") to act as its strategic advisor and perform certain specified corporate functions related to advising for the execution of its business plans and other key strategic initiatives (the "Services"). LMI shall not be liable for obtaining or producing the Services or any transaction outside of its control, which shall include, but not be limited to; instances of omitted information, misrepresentations, or refusal to accept offers from any transaction sponsors. The structure of the transactions and/or investments that the Company will ultimately agree upon shall be entirely within the Company's sole discretion.

Section 1. Services.

In connection with this engagement, LMI shall work with the Company collaboratively to provide the following services:

I.	Structuring and leading a business mandate for a public market position for the Company (a "Services") based on criteria and feedback provided by the Company;

II.	Advisory services in developing and building the right public company entity, equity investment and organizational structure, and entity roll- ins for the public company;

III.	Interfacing and administering the company's position as it regards SEC Regulations (Regs A, A Plus, or D), FINRA (Financial Industry Regulatory Authority) or other and administering terms with those parties to participate in a transaction and advising on the due diligence;

IV.	Assisting in closing of a transaction including oversight of due diligence, final negotiations of terms, other activities necessary to consummate the transaction;

V.	Consulting with you after the close of the public vehicle to assist in coordinating your filings and public company marketing. Also, consulting with you to bring additional needed resources and people to promote the success of the company.

VI.	Evaluating and presenting potential offers from specific parties and negotiating terms with those parties to participate in a transaction with the Company.

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Section 2. Compensation.

The fees payable to LMI for the foregoing services shall be as follows:

I.	A non-refundable engagement fee ("Engagement") of ten thousand dollars ($10,000.00) of which five thousand ($5,000) is due immediately and the remaining balance will be due at a later date to be determined,

II.	A Success Fee ("Success Fee") paid upon closing of any of the following transactions equal to:

A.	Three percent (3%) of the gross proceeds of the gross committed corporate debt instrument referred to in Section 1 Services.

B.	A negotiated equity participation in the company as an on-going incentive to advise the company.

Notwithstanding the foregoing or anything else to the contrary in this Agreement, the Company shall have the right to terminate the Services in its sole and absolute discretion for any reason or no reason at all with 30 days written notice.

Section 3. Non-Circumvention.

LMI and the Company agree not to circumvent each other and shall abide by business principles regarding non-circumvention. No party to this agreement shall in any way whatsoever circumvent or attempt to circumvent the other by entering into any negotiation or dealing with business contact associates or partners of the other party with whom they might have become acquainted in the course of the implementation of this Agreement, without the written consent of the other party concerned. The parties agree to keep confidential the names of any contacts introduced or revealed to the other party, and that their firm, company, associates, corporations, joint ventures, partnerships, divisions, subsidiaries, employees, agents, heirs, assigns, designees, or consultants will not contact, deal with, negotiate or participate in any transactions with any of the contacts without first entering a written agreement with the disclosing party unless that party gives prior written permission. Such confidentiality will include any names, addresses, telephone, telex, facsimile numbers, and/or other pertinent information disclosed or revealed to either party.

Section 4. Term.

Our services hereunder may be terminated at any time with or without cause by either party and without liability or continuing obligation to either party with 30 days written notice as previously defined in section 3; provided that the provisions of Sections 3 and 4 hereof shall survive any termination or expiration of this agreement.

Notwithstanding the foregoing, no expiration or termination of this agreement shall affect LMI's right to receive, and the Company's obligation to pay any Success Fee, reimbursement or other amount becoming due under this agreement.

This engagement agreement may be amended from time to time by written agreement signed by both parties. If the terms of this engagement as set forth in this agreement are satisfactory, kindly sign the enclosed copy of this letter and return it to the undersigned. We look forward to working with the Company on this assignment.

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Sincerely,

Liberty Management Investments, LLC

By:	/s/ Flem Hollis
Name: Flem Hollis
Title: CEO

Accepted and Agreed as of	10/8/20 :

ATLANTA CBD INC

By:	/s/ Floretta GoGo
Name: Floretta GoGo
Title: CEO

By:	/s/ Xavier Carter
Name: Xavier Carter
Title: COO

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